Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 15, 2005, accompanying the consolidated financial statements and schedule as of and for the years ended January 1, 2005 and January 3, 2004 included in the Annual Report of Pharmaceutical Formulations Inc. on Form 10-K for the year ended January 1, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Pharmaceutical Formulations Inc. on Form S-8 dated July 11, 1996 (Registration No. 333-09139) and dated December 23, 1999 (Registration No. 333-03503).

/s/ Grant Thornton LLP

Edison, New Jersey
April 15, 2005